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EXHIBIT 11.2

CSFB (USA), INC.
SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
AND DILUTED EARNINGS PER SHARE FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998

	Years Ended December 31,
	2000	1999	1998
	(In Thousands, Except Share and Per Share Data)
CSFB (USA), Inc.
Weighted Average Common Shares:
Average Common Shares Outstanding	1,000	1,000	1,000

Weighted Average Common Shares Outstanding	1,000	1,000	1,000

Earnings:
Net Income (Loss)	$(1,075,812)	$600,700	$370,800
Less: Preferred Stock Dividend Requirement	21,155	21,180	21,310

Earnings (Loss) Applicable to Basic and Diluted Common Shares	$(1,096,967)	$579,520	$349,490

Diluted Earnings (Loss) Per Common Share	$(1,096,967)	$579,520	$349,490

CSFB (USA) Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	1,000	1,000	1,000

Weighted Average Common Shares Outstanding	1,000	1,000	1,000

Earnings:
Net Income (Loss)	$(1,075,812)	600,700	$370,800
Less: Preferred Stock Dividend Requirement	21,155	21,180	21,310
Earnings Applicable to Common Shares— CSFBdirect	(1,419)	(903)	—

Earnings (Loss) Applicable to Basic and Diluted
Common Shares	$(1,095,548)	$580,423	$349,490

Diluted Earnings (Loss) Per Common Share	$(1,095,548)	$580,423	$349,490

CSFBdirect Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	18,400,000	18,400,000
Average Common Shares Issuable Under Employee Benefit Plans	0	0

Weighted Average Common Shares Outstanding	18,400,000	18,400,000

Earnings:
Net Income (Loss)	$(1,419)	$(1,419)

Earnings Applicable to Common Shares	$(1,419)	$(903)

Basic Earnings Per Common Share	$(0.08)	$(0.05)

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  EXHIBIT 11.2
EXHIBIT 11.2